Exhibit 99

The Bancorp, Inc. Reports First Quarter 2005 Earnings

Wilmington, DE – April 25, 2005 – The Bancorp, Inc. (“Bancorp”) (NASDAQ NM: TBBK)

Financial highlights:

-	Loans increased $69.9 million or 16.3% from December 31, 2004
-	Deposits increased $96.0 million or 24.7% from December 31, 2004
-	Net income from operations (income before payment expense from the redemption of the trust preferred subordinated debt and income taxes) increased $1.2 million from the fourth quarter of 2004

Bancorp, a financial holding company that operates The Bancorp Bank, reported total assets of $658.6 million at March 31, 2005, an increase of $82.3 million or 14.3% from December 31, 2004. Loans grew to $497.8 million an increase of $69.9 million or 16.3% from those of December 31, 2004, and deposits grew to $484.1 million, an increase of $96.0 million or 24.7% during the same period.  Total common shares outstanding were 12,238,499 at March 31, 2005 and 11,888,061 at December 31, 2004.

Net income available to common shareholders for the first quarter of 2005 was $317,000, which reflects non-recurring expenses of $1.3 million related to the early redemption of trust preferred subordinated debt, compared to net income of $11,000 for the first quarter of 2004.

Net interest income for the first quarter of 2005 was $6.5 million compared to $5.4 million for the fourth quarter of 2004, an increase of $1.0 million or 18.8% and net interest margin for the first quarter of 2005 was 4.44% compared to 4.05% for the fourth quarter of 2004.

“The redemption of the trust preferred subordinated debt in the first quarter of 2005 was our initial step in simplifying our capital structure and reducing our cost of capital,” said Betsy Z. Cohen, CEO of The Bancorp, Inc.

Conference Call Webcast

Interested parties can access the LIVE webcast of Bancorp’s Quarterly Earnings Conference Call at 9:30 AM EDT on Wednesday, April 27, 2005 by clicking on the webcast link on Bancorp’s homepage at www.thebancorp.com. For those who are not available to listen to the live broadcast, the replay of the webcast will be available following the live call on Bancorp’s investor relations website and telephonically until Wednesday, May 4, 2005 by dialing 888-286-8010, access code 54221396.

About The Bancorp, Inc.

The Bancorp, Inc. is a financial holding company that operates The Bancorp Bank an FDIC insured commercial bank that delivers a full array of financial services and products through private-label affinity partner programs nationwide. Bancorp, through Philadelphia Private Bank (www.philadelphiaprivatebank.com), its regional community bank division, serves the needs of small and mid-size businesses and their principals in the Philadelphia-Wilmington region.

The Bancorp, Inc. Contact
Andres Viroslav
215-861-7990
andres.viroslav@thebancorp.com

	Three months ended March 31,

	2005	2004

	(dollars in thousands except per share data)
Condensed income statement
Net interest income	$6,470	$3,290
Provision for loan and lease losses	500	332
Non-interest income	4,075	1,884
Non-interest expense	7,933	4,584

Net income from operations	2,112	258
Payment expense from redemption of trust preferred subordinated debt	(1,285)	—

Net income before income tax expense	827	258
Income tax expense	261	—

Net income	566	258
Less preferred stock dividends and accretion	(204)	(223)
Income allocated to Series A preferred shareholders	(45)	(24)

Net income available to common shareholders	$317	$11

Basic earnings per share excluding loss from early redemption of trust preferred securities net of tax expense of $436,000	$0.09	$—

Basic earnings per share from early redemption of trust preferred securities net of tax expense of $436,000	$(0.06)	$—

Basic earnings per share	$0.03	$—

Diluted earnings per share excluding loss from early redemption of trust preferred securities net of tax expense of $436,000	$0.09	$—

Diluted earnings per share from early redemption of trust preferred securities net of tax expense of $436,000	$(0.06)	$—

Diluted earnings per share	$0.03	$—

Weighted average shares - basic	12,195,521	7,059,894 (1)
Weighted average shares - diluted	12,642,681	7,286,282 (1)

	March 31, 2005	December 31, 2004	March 31, 2004

Condensed balance sheet
Assets
Federal funds sold	$34,055	$8,291	$32,827
Investment securities	98,675	120,252	130,812
Loans	497,782	427,881	274,843
Allowance for loan and lease losses	(4,101)	(3,593)	(2,323)
Other assets	32,193	23,448	19,325

Total assets	$658,604	$576,279	$455,484

Liabilities and shareholders’ equity	$268,820	$205,249	$194,618
Transaction accounts
Time deposits	215,270	182,832	125,513

Total deposits	484,090	388,081	320,131
Other borrowings	46,837	60,052	20,003
Trust preferred subordinated debt	—	5,413	5,413
Other liabilities	2,559	1,331	5,374
Shareholder’s equity	125,118	121,402	104,563	(2)

Total liabilities and shareholders’ equity	$658,604	$576,279	$455,484

	First quarter average 2005	Fourth quarter average 2004	First quarter average 2004

Average condensed balance sheet
Assets
Federal funds sold	$20,066	$36,749	$39,481
Investment securities	109,260	116,518	62,285
Loans	453,158	383,800	245,261
Allowance for loan and lease losses	(3,671)	(3,050)	(2,037)
Other assets	24,914	18,839	16,813

Total assets	$603,727	$552,856	$361,803

Liabilities and shareholders’ equity
Transaction accounts	$232,419	$228,990	$163,999
Time deposits	193,436	150,291	115,924

Total deposits	425,855	379,281	279,923
Other borrowings	54,337	47,769	7,915
Trust preferred	—	5,413	—
Guaranteed preferred interest in Company’s subordinated debt	—	—	5,250
Other liabilities	747	392	83
Shareholders’ equity	122,788	120,001	68,632	(2)

Total liabilities and shareholders’ equity	$603,727	$552,856	$361,803

Loan Portfolio

	March 31, 2005 Amount	December 31, 2004 Amount	March 31, 2004 Amount

Commercial	$90,264	$89,327	$57,078
Commercial mortgage	149,883	140,755	106,534
Construction	116,014	97,239	49,624

Total commercial loans	356,161	327,321	213,236
Direct financing leases, net	72,566	44,795	38,729
Residential mortgage	43,148	31,388	6,231
Consumer loans and others	26,488	24,894	16,501

	498,363	428,398	274,697
Unamortized costs	(581)	(517)	146

Total loans, net of unamortized fees and costs	$497,782	$427,881	$274,843

	Three months ended March 31,

	2005	2004

Selected operating ratios
Return on average assets	0.38%	0.29%
Return on average assets excluding redemption of trust preferred subordinated debt (3)	0.94%	0.29%
Return on average equity	1.85%	1.50%
Return on average equity excluding redemption of trust preferred subordinated debt (3)	4.61%	1.50%
Net interest margin	4.44%	3.75%
Book value per share	$9.42	$8.98 (1)

	As of or for the period ended March 31,

	2005	2004

Asset quality ratios
Nonperforming loans to total loans	0.18%	0.01%
Nonperforming assets to total assets	0.14%	0.00%
Allowance for loan and lease losses to total loans	0.82%	0.85%
Nonaccrual loans	$205	$—
Loans 90 days past due still accruing interest	$703	$14

(1) The March 31, 2004 earnings per share and book value calculations include the shares issued in The Bancorp Bank’s public offering in February 2004. These shares were issued by The Bancorp, Inc. in December 2004 upon the completion of our reorganization.

(2) The March 31, 2004 shareholders’ equity includes the funds raised from The Bancorp Bank’s public offering in February 2004. These funds were contributed in December 2004 to The Bancorp, Inc. upon completion of our reorganization.

(3) The return on average assets and return on average equity from the payment expense from the redemption of trust preferred subordinated debt at March 31, 2005 was (.56%) and (2.76%), respectively.